CROWN OIL AND GAS ANNOUNCES APPOINTMENT OF DIRECTOR

Bellingham, Washington (October 27, 2010) Crown Oil and Gas Inc. (“Crown” or the “Company”) (PINK SHEETS:CWOI.PK) is pleased to announce that Peter Kurceba has joined the Board of Directors.

Mr. Kurceba spent over 35 years in various capacities in management and exploration in the oil exploration sector.  He recently retired as a Partner of J.F. Mackie & Company, an independent equity investment firm based in Calgary, Alberta, where he provided technical perspectives on domestic and foreign resource deals from 2004 to 2010.

Mr. Kurceba was a founder and VP Exploration of Profico Energy Management Ltd. from 2000-2004.  From 1992-1997, he was CEO and founding shareholder of Canrise Resources Ltd, a Calgary based startup that acquired, developed and managed reserves and was subsequently sold to Poco Petroleum Ltd.  Mr. Kurceba was Managing Partner and Director of General Atlantic Oils Ltd from 1989 - 1992, where he participated in the recapitalization and management of a private Canadian oil and gas subsidiary and was responsible for exploration, development and acquisition efforts.  Mr. Kurceba’s other positions included Chief Geologist and VP of Poco Petroleum Ltd. from 1983-1989; Exploration Manager of Conwest Exploration Ltd from 1981 – 1983; Exploration Manager of Concept Resources Ltd from 1980 – 1981; Senior Geologist of Merland Explorations Ltd from 1979 - 1980; District Geologist at Norcen Energy Resources Ltd from 1977-1979; and, Geologist and Junior Geologist at Mobil Oil Canada Ltd from 1973 – 1977.  Mr. Kurceba obtained his B.Sc. in Geology from the University of Alberta in 1972.

Mr. Kurceba is currently a Director of Yoho Resources Ltd.

Stan Bogomolov, CEO of Crown, commented: "We are very excited to have Mr. Kurceba join our Board.  Peter brings a wealth of experience to Crown Oil and Gas.  I am confident that his extensive oil industry expertise will prove valuable as Crown continues to expand its exploration and development program.”

About Crown:

Crown Oil and Gas Inc. is an independent oil and gas company focused on enhancing shareholder value by acquiring and developing oil and gas assets in Russia. Crown holds, through its subsidiaries, exploration and development licenses located in the Saratov region of Russia, one of the major oil and gas regions in the country with advanced infrastructure and more than 60 years history of oil and gas production. Saratov lies in the European part of Russia on the border with Kazakhstan, the largest oil producing country in Central Asia. Crown has identified 4 drilling targets and 26 leads that merit further exploration on its three licensed properties, which together encompass approximately 500,000 acres.

On behalf of the Board of Directors

Stanislav Bogomolov, President and CEO
Crown Oil and Gas Inc.
(360) 392-3963